                                                                    Exhibit 10.1

                                   September 3, 1998

Mr. James A. Lawrence
c/o Northwest Airlines, Inc.
5101 Northwest Drive
St. Paul, MN 55111

Dear Jim:

     As we have discussed, you have stated your intention to resign from Northwest Airlines, Inc. (the "Company") and its affiliates. The purpose of this letter is to describe the various agreements that have been reached between you and the Company regarding your resignation and to further describe our respective obligations thereafter.

     1. You are resigning from all your positions with the Company and its affiliates, including but not limited to your positions as Executive Vice President and Chief Financial Officer of the Company, effective on the date hereof (the "Effective Date"), but you shall remain an employee (without any obligation to render any services) of the Company, and receive your currently applicable base salary and employee benefits, through October 14, 1998 (the "Termination Date").

     2. The Company shall pay you, as soon as practicable after the Termination Date, all accrued and unpaid base salary and any bonus, to the extent provided by Subsection (a)(i) through (iii) of the description of your termination benefits contained in the letter from Doug Steenland to you dated October 14, 1996 (the "Steenland Letter").

     3. The Company agrees to pay you, on the sixteenth day following the date hereof, a lump sum cash amount of $1,920,000.

     4. For the period commencing on the Termination Date and ending on the first anniversary thereof the Company agrees to:

          a. continue to provide you, your spouse and your eligible children with Company health insurance; your eligibility for COBRA benefits shall commence on such first anniversary; PROVIDED, HOWEVER, that your health insurance coverage shall cease if you obtain new employment; and

          b. continue to provide you, your spouse and dependent children with officer level - F1 boarding priority.

     5. You shall be entitled to rights under Northwest's Executive Life Insurance Plan (as described in Section 7 of the letter from Christopher E. Clouser to you dated October 14, 1996 (the "Clouser Letter")), subject to the terms and conditions thereof. The Company agrees to promptly assign to you all rights and interest therein and thereunder.

     6. The Company agrees to pay you any payments or other rights or benefits you may be otherwise entitled to receive pursuant to the terms of any retirement, pension or other employee benefit or compensation plan (the "Employee Plans") maintained by the Company at the time or times provided therein. For purposes of the Employee Plans, as well as for purposes of the noncompete provisions of the Steenland Letter, you shall be treated as terminated by the Company other than for Cause.

     7. As to the non-qualified stock options granted to you and referred to in Sections 3 and 4 of the Clouser Letter, the parties agree as follows:

          a. as to the option for 500,000 shares, 40% or 200,000 have vested on or before the Termination Date, and you shall have a one (1) year period from the Termination Date to exercise such vested options (this clause is intended to, and shall, modify Section 3.2(d) of your 500,000 option Non-Qualified Stock Option Agreement dated October 14, 1996); and

          b. as to the option for 94,118 shares, 100% have vested on or before the Termination Date, and you shall have a two (2) year period from the Termination Date to exercise such vested options.

     8. If you move from your current primary residence to a location more than 50 miles therefrom, prior to the second anniversary of the Termination Date, the Company agrees to (i) reimburse you for your reasonable moving and relocation costs (comparable to those under Section 9 of the Clouser Letter) and (ii) pay you the actual amount of any loss, if any, on the sale of such residence prior to such second anniversary. For purposes of this Agreement, "loss" shall mean the excess of (i) your purchase price for such primary residence plus $350,000 over (ii) the selling price of the residence.

     9. Notwithstanding the provisions of the Clouser Letter, commencing on the Termination Date, you shall be entitled to dispose of the Purchased Common Stock (as defined in the Clouser Letter). You agree, however, that you must continue to pay, pursuant to Section 4(b) and, if applicable, Section 4(c) of the Clouser Letter, $9,167 (or if applicable, your appropriate pro-rata share thereof) on the last day of each month for so long as the Stock Option Grant (as defined in the Clouser Letter) remains unexercised.

     10. You and the Company agree to abide to the following terms and conditions for a two year period commencing on the Termination Date:

          a. You will not directly or indirectly make any disparaging statement, or release any information, or encourage others to make any statement or release any information that is designed to embarrass or criticize the Company, its affiliates, associates, directors or shareholders, or its personnel policies and practices to any of the Company's customers, competitors, employees, former employees, or the press or other media in any country; PROVIDED that it will not be a violation of this paragraph 10(a) for you to make truthful statements when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the

     Company or by any administrative or legislative body (including a committee thereof) with the jurisdiction to order you to divulge, disclose or make accessible such information. Similarly, the Company, for itself and its affiliates and subsidiaries, agrees during such period not to, directly or indirectly, make any disparaging statement, or release any information, or encourage any others to make any statement or release any information that is designed to embarrass or criticize you or your performance of your duties and responsibilities while employed with the Company.

          b. You will not engage in any contact with the media with respect to the Company, its affiliates, their employees, their shareholders or their directors without the prior written consent of the Company, except that the parties agree that the Company shall promptly issue the attached press release.

     11. You shall not be required to mitigate the amount of any payment provided under this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of your obtaining new employment.

     12. All payments due under this Agreement shall be subject to withholding taxes and any other applicable deductions as required by law and may be reduced accordingly.

     13. You and the Company agree that this Agreement shall be binding upon and inure to the benefit of your heirs and representatives and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company and, in such event, the Company shall require such successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     14. This Agreement shall contain the entire understanding between you and the Company with respect to your employment and supersedes in all respects any prior or other agreement or understanding between you and the Company or any affiliate with respect to your employment.

     15. You agree to execute a release substantially in the form attached hereto as a condition to the receipt of any payment hereunder; the Company agrees to execute such release as indicated thereon.

     16. This Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota without regard to rules pertaining to conflict of laws.

     17.  This Agreement may be executed in counterparts.

     18. Through December 31, 1998, the Company shall provide you with an appropriate off-site office and a secretary (such secretary shall continue as an employee of the Company during such period and shall continue to receive his or her salary and benefits).

     19. The Company shall continue to provide to you all indemnity and related rights you presently have under the Company's and its Parent's charter, by-laws, agreements or insurance; all such rights shall continue after the Termination Date.

     20. This Agreement may be executed in counterparts, each of which may be deemed an original, but all of which together may be construed as one and the same original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                      NORTHWEST AIRLINES, INC.

                                       /s/ Douglas M. Steenland
                                      ---------------------------
                                      By:
                                      Title:

                                        /s/ James A. Lawrence
                                      ---------------------------
                                      James A. Lawrence
                                      3 Sept. 98

                                 GENERAL RELEASE

     WHEREAS, Mr. James A. Lawrence ("Executive") has been employed by Northwest Airlines, Inc. ("Northwest"); and

     WHEREAS, Executive's employment with Northwest has terminated; and

     WHEREAS, Executive and Northwest have reached a full and final compromise and settlement of all matters, disputes, causes of action, claims, contentions and differences between them and Northwest's divisions, merged entities and affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, stockholders, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (the "Releases Parties"), including but not limited to any and all claims arising from or derivative of Executive's employment with Northwest and his termination from employment with Northwest;

     WHEREAS, in return for Northwest performing its obligations as provided for herein and as set forth in the two letter agreements by and between Northwest and Executive dated as of October 14, 1996 and the two Option Agreements defined below and the settlement letter agreement between the Executive and Northwest dated the date hereof (collectively, the "Agreement"), Executive will execute and comply fully with the terms of this General Release (the "Release");

     WHEREAS, Executive (i) understands that in executing the Release he is, INTER ALIA, giving up rights and claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 ET SEQ. ("ADEA"), and (ii) has been given a period of not less than twenty-one (21) days within which to consider this Release;

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Executive and Northwest agree and covenant as follows:

     1. By entering into this Release, the Released Parties do not admit, and each specifically denies any liability, wrongdoing or violation of any law, statute, regulations, agreement or policy.

     2. Executive's employment with Northwest shall terminate effective October 14, 1998.

     3. In consideration of the obligations of Executive as set forth in this Release and the settlement letter agreement dated the date hereof, and in full settlement and final satisfaction of any and all claims, contractual or otherwise, which Executive had, has or may have against Northwest or the Release Parties with respect to his employment, termination from employment with Northwest, or otherwise arising on or prior to the date of execution of this Release, Northwest shall pay to Executive the payments and benefits to which Executive is entitled under the Agreement upon termination of Executive's employment. This Release shall not pertain to any claim alleging that Northwest has failed to comply with any obligations created by the Release or that Northwest has failed to pay to Executive the payments and benefits to which Executive is entitled under the Agreement upon termination of Executive's employment.

    4. (a) Executive, for and in consideration of the payments as set forth in the Agreement and for other good and valuable consideration, hereby releases and forever discharges, and by this release does release and forever discharge, the Released Parties of and from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, suits or causes of action known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, including but not limited to those arising under the ADEA, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e ET SEQ., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 ET SEQ., the Americans With Disabilities Act, as amended, 42 U.S.C. Section 12101 ET SEQ., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 ET SEQ., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 ET SEQ., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 ET SEQ., the Minnesota Human Rights Act, Minn. Stat. Section 363.01 ET SEQ., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment as well as any claim for breach of contract, wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy or any other theory or claim, whether legal or equitable, including but not limited to any claims arising from or derivative of Executive's employment with Northwest and Executive's termination of employment with Northwest or otherwise. Executive acknowledges that he has not been discriminated against on the basis of age, sex, handicap, race, ethnicity, religion or any other protected class status.

        (b) This Release shall not affect any present or future indemnification obligations that Northwest and the Released Parties may have to Executive pursuant to any charter, by-law, agreement or policy of insurance. The Company agrees to continue to provide all such existing indemnification rights and insurance coverage to and for the Executive to the maximum extent permitted by law.

        (c) Pursuant to the two Non-Qualified Stock Option Agreements between Executive and Northwest Airlines Corporation each dated October 14, 1996 (the "Option Agreements"), Executive has a vested right to acquire 294,118 shares of the Class A Common Stock of Northwest (the "Vested Options"). This Release shall not affect Executive's rights under the Option Agreements with respect to such Vested Options or to any shares of stock previously purchased pursuant to such Vested Options, which rights shall continue to be governed by the Option Agreements, as amended by the settlement letter agreement dated the date hereof.

     5. Executive covenants and agrees not to sue nor authorize any other party, either governmental or otherwise, to file any grievances, arbitration or commence any other proceeding, administrative or judicial, against the Released Parties in any court of law or equity, or before any administrative agency, with respect to any matter relating to this Agreement or to matters occurring during Executive's employment with Northwest.

     6. The Released Parties and Executive understand and agree that the terms of this Release and the Agreement are confidential.

     7. Executive agrees not to make any untruthful or disparaging statements, written or oral, about Northwest, the Released Parties or Northwest's personnel policies and practices to any of Northwest's customers, competitors, suppliers, employees, former employees, or the press or other media. Except as herein contemplated, Executive also agrees that he will not voluntarily participate in any proceeding of any kind brought against the Released Parties relating to this Agreement or to matters occurring during Executive's employment with Northwest.

     8. (a) The parties agree that this Release should not be construed in accordance with the laws of the State of Minnesota, exclusive of Minnesota choice of law provisions.

         (b) The parties agree that any and all further legal proceedings between Executive and the Released Parties, whether arising under statute, constitutions, contract, common law or otherwise, including the issue of arbitrability, will be submitted for resolution exclusively pursuant to arbitration under the rules of the American Arbitration Association and that such arbitration will take place in Minneapolis, Minnesota. The parties hereby waive their right to a trial of any and all claims arising out of this Release or breach of this Release.

        (c) Should any provision of this Release be found to be in violation of any law, or ineffective or barred for any reason whatsoever, the remainder of this Release shall be in full force and effect to the maximum extent permitted by law.

     9. Northwest and Executive agree to execute such other documents and to take such other actions as maybe reasonably necessary to further the purposes of this Release.

     10. (a) Executive acknowledges and agrees that, in deciding to execute this Release, he has had the opportunity to consult with legal, financial and other personal advisors of his own choosing as he deems appropriate, in assessing whether to execute this Release and that he has consulted legal counsel. Executive represents and acknowledges that no representations, statement, promise, inducement, threat or suggestion has been made by Northwest or the released Parties to influence him to sign this Release except such statements as are expressly set forth herein. Executive agrees that he has been given a minimum of twenty-one (21) days within which to consider the terms and effects of this Release insofar as it relates to settlement and release of potential claims under the ADEA, and to consult with, and to ask any questions that he may have of anyone, including legal counsel and other personal advisors of his own choosing, and that he has executed this Release voluntarily and with full understanding of its terms and effects.

         (b) Executive has been informed of the right to rescind this release as far as it extends to potential claims under Minn. Stat. Ch. 363 (prohibiting discrimination in employment) by written notice to the Company within 15 calendar days following the execution of this Release. Executive has also been informed of his right to revoke this Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 ET SEQ., by informing the Company of his intent to revoke this Release within seven calendar days following the execution of this Release. To be effective, notice of rescission or revocation must be in writing and must be delivered either by hand or by mail to Douglas Steenland, Sr. Vice President, General Counsel and Secretary, Northwest Airlines, Inc., Department A1180, 5101 Northwest Drive, St. Paul, Minnesota, 55111-3034, within the 15-day period. If a notice of rescission or revocation is delivered by mail, it must be: (i) postmarked with the 15 or 7 day period, respectively, (ii) properly addressed to Mr. Steenland as set forth above, and (iii) sent by certified mail return receipt requested. This Release shall not become effective or enforceable until the 15 or 7 day periods described above have expired. No payment shall be due, owing or paid by Northwest unless and until this Release becomes effective.

     11. This Release may not be changed or modified, except by a written instrument signed by Executive and Northwest.

                                        /s/ James A. Lawrence
                                        ------------------------------
                                        (Employee's Name)
                                        Address 4915 E. Lake Harriet Ave.
                                                Minneapolis, MN 55409
                                        Date  3 Sept. 98

STATE OF MINNESOTA )
                   )ss
COUNTY OF DAKOTA   )

     On Sept. 3, 1998, between me personally came James A. Lawrence to me known and known to me to be the individual described in, and who executed, the foregoing General Release, and duly acknowledged to me that he executed the same

    DEBORAH J. KELLY                               /s/ Deborah J. Kelly
NOTARY PUBLIC-MINNESOTA                   --------------------------------
   DAKOTA COUNTY                          Notary Public
My Comm. Expires Jan 31, 2000

                                          NORTHWEST AIRLINES, INC.


                                          By  /s/ Douglas M. Steenland
                                            ------------------------------
                                          Address

                                          Date